Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 28, 2020, Giga-tronics Incorporated (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Common Stock, without par value (“Common Stock”).

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Bylaws, both of which are incorporated by reference to our Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Articles Incorporation, the Bylaws and the applicable provisions of the California General Corporation Law for additional information.

Shares Authorized

Our Articles of Incorporation authorize 13,333,333 shares of common stock, no par value, of which 757,367 shares were outstanding as of March 28, 2020.

Fully Paid and Non-Assessable

The outstanding shares of our Common Stock are fully paid and non-assessable and do not have any preemptive or similar rights.

Voting Rights

Holders of our common stock are entitled to vote at all elections of directors and to vote on all questions at the rate of one vote for each share. Shareholders may vote cumulatively in the election of directors. Under cumulative voting, every shareholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held or, the shareholder may distribute these votes on the same principle among as many candidates as the shareholder desires.

Dividends, Distributions and Preferences\

Subject to the rights, privileges, preferences, restrictions and conditions attaching to shares of our Preferred Stock any other class or series of shares of the Company, holders of common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of any series of preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.

Our common stock is subject and subordinate to any rights and preferences granted under our Articles of Incorporation and any rights and preferences which may be granted to any series of Preferred Stock by our board of directors pursuant to the authority conferred upon our board under our Articles of Incorporation.

Trading Market

Our common stock is traded on the OTCQB market under the symbol “GIGA”.

Anti-Takeover Provisions

Our Articles of Incorporation authorize up to 1,000,000 undesignated shares of preferred stock, no par value per share, which are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, our Articles of Incorporation authorize our board of directors to issue new shares of common stock or preferred stock without further shareholder action. Our Articles of Incorporation give our board of directors the authority at any time to divide the authorized but undesignated unissued shares of preferred stock into series and to determine the designations, number of shares, relative rights, preferences and limitations of a new series of preferred stock.

The issuance of preferred stock may be viewed as having adverse effects upon the holders of our common stock, including in ways that may have the effect of delaying or deterring a change of control of the Company. Our board of directors could adversely affect the voting power of holders of stock in our Company by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of our Company that the board of directors does not believe to be in the best interests of our shareholders, the board of directors could issue additional preferred stock, which could make any such takeover attempt more difficult to complete. The Company’s board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of the Company and our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038.